Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-129668 on Form S-8 of our report dated February 27, 2006, relating to the financial statements and financial statement schedule of Enterprise GP Holdings L.P. appearing in the Annual Report on Form 10-K of Enterprise GP Holdings L.P. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 27, 2006